Exhibit 99.1

March 15, 2019

MercadoLibre, Inc. Announces Closing of Follow-on Offering

Buenos Aires, Mar. 15th, 2019 – MercadoLibre, Inc. (NASDAQ: MELI), Latin America’s leading e-commerce technology company, today announced the closing of its previously announced underwritten public offering of approximately US$1.15 billion of common stock at a public offering price of $480 per share, which includes the exercise in full of the underwriters’ option to purchase $150 million of additional shares of common stock.

The Company today also announced the closing of its $750 million concurrent private offering of common stock to PayPal, and expects to close its previously announced offering of $100 million Preferred Stock to Dragoneer on or prior to March 29, 2019, resulting in a total offering of $2 billion.

Goldman Sachs, J.P. Morgan and Morgan Stanley are acting as joint bookrunners for the public offering.

An automatically effective registration statement relating to these securities was filed with the Securities and Exchange Commission on March 11, 2019. The offering was made only by means of an effective shelf registration statement, including a prospectus supplement and the accompanying prospectus, copies of which may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: (866) 471-2526 or email: prospectusny@ny.email.gs.com,  J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: prospectus-eq_fi@jpmchase.com or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MercadoLibre

MercadoLibre hosts the largest online commerce and payments ecosystem in Latin America. Its efforts are centered on enabling e-commerce and digital and mobile payments on behalf of its customers by delivering a suite of technology solutions across the complete value chain of commerce. The company is present in 18 countries, including: Argentina, Brazil, Mexico, Colombia, Chile, Venezuela and Peru. Based on unique visitors and page views, MercadoLibre is the market leader in each of the major countries where it is present.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein, which do not describe historical facts, including, but not limited to, statements regarding the anticipated use of proceeds of the offering are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

CONTACT:	MercadoLibre, Inc. Investor Relations
investor@mercadolibre.com http://investor.mercadolibre.com